Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264598

PROSPECTUS SUPPLEMENT NO. 4

(To the Prospectus dated May 9, 2022)

Primary Offering of

69,780,665 Shares of Class A Common Stock Issuable Upon the Exchange of New Common Units and Class V Common Stock

Secondary Offering of

94,278,420 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated May 9, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264598). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 69,780,665 shares of Inspirato Class A common stock, par value $0.0001 per share (“Class A Common Stock”) issuable upon the exchange of an equal number of New Common Units (as defined in the Prospectus) and Inspirato Class V common stock, par value $0.0001 per share (“Class V Common Stock”) held by Continuing Inspirato Members (as defined in the Prospectus). In addition, the Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) of up to 94,278,420 shares of Class A Common Stock (including (i) 30,393,285 shares issued to the Blocker Shareholders (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus), (ii) 2,747,500 Founder Shares (as defined in the Prospectus), (iii) 60,647,438 shares issuable upon the exchange of New Common Units and Class V Common Stock held by certain Continuing Inspirato Members, and (iv) 490,197 shares held by the Sponsor (as defined in the Prospectus)).

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO.” On December 16, 2022, the last reported sales price of our Class A Common stock was $1.41 per share.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2022

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 586-7771

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 8, 2022, the Audit Committee (the “Audit Committee”) of the Board of Directors of Inspirato Incorporated (the “Company”) concluded, after discussion with the Company’s management, that the Company’s unaudited condensed consolidated financial statements as of and for the quarterly periods ended March 31, 2022 and June 30, 2022 (collectively, the “Non-Reliance Periods”) included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) for the Non-Reliance Periods, should no longer be relied upon. This is due to the incorrect application of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842) (“ASC 842”) with respect to the assessment of right-of-use assets and liabilities, resulting in an understatement of both right-of-use assets and total lease liabilities of approximately 9% for each of the Non-Reliance Periods resulting in an understatement of total assets and total liabilities by approximately 5% for each of the Non-Reliance periods, and due to property-related and other expenses being under accrued in the first quarter, and over accrued in the second quarter, resulting in cost of revenue being understated by approximately 1% and overstated by approximately 5% in the first and second quarter, respectively. Similarly, any previously issued or filed reports, press releases, earnings releases, and investor presentations or other communications describing the Company’s condensed consolidated unaudited financial statements and other related financial information covering the Non-Reliance Periods should no longer be relied upon.

The incorrect application and assessments pursuant to ASC 842 did not have a material impact on the Company's results of operations and had no impact on the Company's revenues or operating cash flows for each of the Non-Reliance Periods.

The Company intends to restate the unaudited condensed consolidated financial statements for the Non-Reliance Periods as soon as practicable by filing amended Quarterly Reports on Form 10-Q for the Non-Reliance Periods. Accordingly, investors and others should rely only on financial information and other disclosures regarding the Non-Reliance Periods once the Company restates its unaudited condensed consolidated financial statements for the Non-Reliance Periods.

The above referenced misstatements are preliminary, unaudited and subject to further change in connection with the completion of the amended Quarterly Reports on Form 10-Q/A for the Non-Reliance Periods to be filed with the SEC.

The Audit Committee and management have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, BDO USA LLP.

In connection with the restatements discussed above, the Company’s management has re-evaluated the effectiveness of the Company’s disclosure controls and procedures as of March 31, 2022 and June 30, 2022 and based on that evaluation, the Company’s management has concluded its disclosure controls and procedures remained ineffective due to the unremediated material weaknesses previously disclosed in Item 4 “Controls and Procedures” in the Company’s Quarterly Reports on Form 10-Q filed with the SEC for the Non-Reliance Periods. Management is developing a remediation plan for the material weaknesses.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s plans and expectations related to the restatement of the condensed consolidated unaudited financial statements as of and for the Non-Reliance Periods. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements, including the outcome of the Company’s evaluation of its accounting with respect to previously issued financial statements, including the possibility of material adjustments thereto; the discovery of additional and unanticipated information during the procedures required to be completed before the Company is able to file its required reports; the application of accounting or tax principles in an unanticipated manner; the ability to identify and remediate material weaknesses and ineffective internal control over financial reporting and disclosure controls and procedures; and the timing of the filing of the Quarterly Report on Form 10-Q for the period ended September 30, 2022. See also additional risk factors set forth in the Company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2022. All forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date of this filing. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRATO INCORPORATED
Dated: November 14, 2022
	By:	/s/ R. Webster Neighbor
Name: R. Webster Neighbor Title: Chief Financial Officer